Amendment to Management Agreement

TO:

Aviemore Funds

20 Phelps Road

Old Chatham, NY 12136

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the ETF Market Opportunity Fund  (the “Fund”) formerly Navigator Fund and Aviemore Fund, pursuant to a Management Agreement dated April 26, 2004.  Effective August 28, 2009, the adviser hereby contractually agrees that the first paragraph of Section 3 of the Agreement is revised to read as follows:

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate as follows:

Average Daily Net Assets

Annual Management Fee

Net assets up to and including $100 million

1.75%

Any net assets over $100 million

1.50%

Very truly yours,

Aviemore Asset Management, LLC

By: /s/ Paul Frank

Print Name:  Paul Frank

Title: President

ACCEPTANCE:  THE FOREGOING AGREEMENT IS HEREBY ACCEPTED.

Aviemore Funds

By: /s/ Paul Frank

Print Name:  Paul Frank

Title: President